         As filed with the Securities and Exchange Commission on August 10, 2001
                                                      Registration No. 333-61318

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              AMENDMENT NO. 2 TO

                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                SONIC SOLUTIONS
                   -----------------------------------------
                   (Exact Name of Registrant as Specified in
                                 Its Charter)

                     California                                  93-0925818
----------------------------------------------------      ----------------------
  (State or Other Jurisdiction of Incorporation or            I.R.S. Employer
                   Organization)                            Identification No.)

                          101 Rowland Way, Suite 110
                               Novato, CA 94945
                                (415) 893-8000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's Principal Executive Offices)

                                Robert J. Doris
                                Sonic Solutions
                          101 Rowland Way, Suite 110
                               Novato, CA 94945
                                (415) 893-8000

  (Name and Address, including zip code, and telephone number, including area code, of Registrant's Agent For Service)

            With copies of all orders, notices and communications to:

                                Kyle Guse, Esq.
                        HELLER EHRMAN WHITE & MCAULIFFE
       275 Middlefield Road, Menlo Park, California 94025 (650) 324-6715

                        ________________________________

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                        ________________________________

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

                        ________________________________

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        ________________________________

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

                                 CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                               Amount to be       Proposed Maximum          Proposed Maximum           Amount of
    Title of Securities to be Registered        Registered       Offering Price per        Aggregate Offering         Registration
                                                                      Share(2)                   Price                   Fee(3)
------------------------------------------------------------------------------------------------------------------------------------
       Common Stock, no par value(1)             1,345,000              $1.29                $1,728,325.00
------------------------------------------------------------------------------------------------------------------------------------
                                                                        TOTAL:                                            $433.00
====================================================================================================================================



(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on May 16, 2001, as reported in
     The Wall Street Journal.
     -----------------------

(3)  Amount previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION, DATED AUGUST 10, 2001


-------------------------------------------------------------------------------
The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
-------------------------------------------------------------------------------

                                1,345,000 SHARES
                                 SONIC SOLUTIONS
                                  COMMON STOCK

         This prospectus may be used only in connection with the resale, from time to time, of up to 1,345,000 shares of common stock, no par value, of Sonic Solutions by Daikin Industries, Ltd. and Digitek Consulting Inc.

         The shares covered by this prospectus to be sold by Daikin include up to 850,000 shares issuable upon conversion of our shares of Series D preferred stock and 395,000 shares of common stock which Daikin acquired pursuant to an asset purchase agreement dated February 27, 2001. This prospectus also includes 100,000 shares of common stock issued to Digitek under a finders fee agreement dated February 27, 2001.

         We will not receive any proceeds from the sale of shares by Daikin or Digitek.


         Our common stock is traded on the Nasdaq National Market under the symbol "SNIC". On August 3, 2001, the closing price for the common stock, as reported on the Nasdaq National Market, was $1.35 per share.


         Shares offered by this prospectus may be offered for sale from time to time at such prices and on such terms as may then be obtainable, in negotiated transactions, or otherwise. See "Plan of Distribution."

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this prospectus. Any such other information, projections or representations must not be relied upon as having been authorized. The delivery of this prospectus or any sale under this prospectus at any time does not imply that the information in this prospectus is correct as of any time after the date of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where, and to any person to whom, it is unlawful to make such offer or solicitation.

         Securities offered in this prospectus involve a high degree of risk. See "Risk Factors" on Page 2.

         Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ___ __, 2001

                                      (i)

                                TABLE OF CONTENTS
                                -----------------

Section                                                                    Page
-------                                                                    ----
The Company..........................................................        1
Risk Factors.........................................................        1
Where You Can Find More Information..................................        7
Documents Incorporated By Reference..................................        7
Prospectus Supplements...............................................        8
Forward Looking Statements...........................................        8
Use of Proceeds......................................................        8
Dividend Policy......................................................        8
Selling Stockholders.................................................        8
Plan of Distribution.................................................       11
Description of Capital Stock.........................................       12
Legal Matters........................................................       13
Experts..............................................................       13

                                     (ii)

                                  THE COMPANY

         We primarily develop, market and support workstations used by professionals to edit and process digital audio and digital video information. Our workstation products are computer based, and usually include both plug-in hardware and applications software installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, and audio and video tape recorders -- along with our products. Although we do not manufacture or sell the personal computer or peripheral devices used with our products, we typically talk about the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a Sonic workstation.

         We currently market two workstation product lines: SonicStudio(TM) and DVD Creator(TM). SonicStudio is a line of professional audio workstations that our customers use to prepare audio for release on Digital Audio Compact Discs
(CDs), for release with video and film entertainment, and for broadcast on radio. DVD Creator is a line of DVD-Video/Audio production workstations which supports the preparation and assembly of video and audio assets for release on the DVD-Video disc format and the new DVD-Audio disc format. In September 1999, we began shipments of DVD Fusion(TM). DVD Fusion, which is a part of our DVD Creator product line, provides video producers and editors a lower priced set of tools for encoding, authoring and proofing DVD-Video titles. DVD Fusion is often used with non-linear video editing systems such as those provided by Avid Technology and Media 100.

         In the past year and a half, we have started supplying software products outside of our traditional professional audio/video market. In September 1999, we began shipping DVDit! DVDit! is a DVD-Video authoring software product which provides simplified DVD authoring capabilities to consumer, "prosumer," and some professional users. We currently are offering three versions of DVDit! -DVDit!-SE ("Standard Edition") DVDit!-LE ("Limited Edition") and DVDit!-PE ("Professional Edition"). In the fall of 2000 we introduced a simplified DVD-Video creation product called MyDVD intended for use by consumers, particularly with a new generation of low cost DVD recording devices which are being introduced to the personal computing market during 2001.

         In February 2001, we acquired the DVD professional authoring tools business of Daikin. The products included in this business include Scenarist, Reel DVD as well as related products. Scenarist is a software product intended for use by high end video professionals in preparing DVD-Video titles, particularly those titles intended for mass replication. Reel DVD is a software product intended for use by corporate and "prosumer" users in preparing DVD-Video titles for a range of applications. Roughly speaking, Scenarist addresses the same target market as our DVD Creator product, while Reel DVD addresses the same target market as our DVD Fusion and DVDit!-PE products.

                                 RISK FACTORS

         Purchasing our stock involves a high degree of risk. In this section of the prospectus we discuss specific risks associated with an investment in our company.

     Any failure to successfully integrate the business we have acquired could
     -------------------------------------------------------------------------
negatively impact us.
--------------------

  In February 2001, we acquired the DVD business and assets of Daikin by issuing 700,000 shares of Series D convertible preferred stock and 395,000 shares of common stock. The Daikin assets we acquired added significantly to our balance sheet. Before acquiring the Daikin assets we had assets of approximately $8,772,000 and after the acquisition, at fiscal year ended March 31, 2001, we have approximately $11,738,000 of assets. Approximately 25% of our assets are therefore derived from the acquisition. The acquisition and integration of the Daikin business involves risks for us and our shareholders. These risks include:


     .    Distracting management from day-to day operations of our business;

     . Costs, delays and inefficiencies associated with integrating acquired operations, products and personnel;

     . Incurring amortization expenses related to goodwill and other intangible assets;

     . The potential dilution resulting from conversion of the preferred stock issued to Daikin;

     . Undiscovered and unknown problems, defects or other issues related to the Daikin products that become known to us only some time after consummation of the acquisition;

     . Negative reactions from our current resellers, or our current customers, to the acquisition;


     . Negative reactions from the current resellers or the current customers of the Daikin business to the acquisition of that business by us;
          and,


     . The Daikin DVD business was not profitable when owned by Daikin and there was concern that the business would have been unable to operate as a going concern. It is possible that the Daikin DVD business will not be a positive contributor to our operations but instead will constitute a drain on our resources.


     We have had losses in each of the past five years.
     -------------------------------------------------
     We were unprofitable during each of the last five fiscal years. For example, in fiscal year 2001, we had a net loss of $5,855,000 and in fiscal year 2000 we had a net loss of $5,791,000. We were unprofitable during each quarter of the 2000 and 2001 fiscal years. We may not be profitable at any time in the future. Our lack of profitability could cause our share price to decline. The other risks identified below could also cause the value of our shares to decline. We cannot, however, estimate the likelihood that our shares will decline in value or the amount by which they may decline.

     During the last three years we had negative operating cash flows and expect
     ---------------------------------------------------------------------------
     this to continue.
     -----------------

     We might need additional financing in order to continue to operate. During the last three fiscal years we had a negative operating cash flow of $124,000, $2,628,000 and $848,000 for the fiscal years ended March 31, 1999, 2000 and 2001, respectively. This means that without access to outside capital we would have had to cease or significantly curtail operations. We believe that we may continue to run a negative operating cash flow for the foreseeable future, and might continue to need to obtain additional financing to continue to operate. If we are unable to obtain such financing, then we may have to cease or significantly curtail operations.

         Our equity line agreement with Kingsbridge Capital Limited may be
         --------------------------------------------------------------------
unavailable or insufficient to meet our future cash needs. Issuances of stock
-----------------------------------------------------------------------------
under that agreement may also dilute our stockholders, adversely affect our
-----------------------------------------------------------------------------
earnings per share, and may reduce our stock price.

--------------------------------------------------------

         In May 2000, we entered into an equity line agreement with Kingsbridge Capital Limited which allows us to sell our common stock to Kingsbridge from time to time. Under the agreement we may sell up to $20,000,000 worth of our common stock, but only up to that number of shares of common stock which equals 19.9% of our outstanding shares. When we sell shares to Kingsbridge the price per share is equal to the market price of our common stock around the time of the sale to Kingsbridge minus a discount. That discount ranges from 8% to 12%.


         As of the date of this prospectus, we have sold under this agreement 1,578,616 shares of common stock with gross proceeds to us of approximately $1,600,000. Because of the 19.9% limit on the number of shares we may sell to Kingsbridge the maximum number of shares we could sell after the date of this prospectus under this agreement would be approximately 1,160,000 shares with gross proceeds of approximately $1,450,000. Sale of the maximum number of shares would result in dilution to our shareholders of approximately 8.4%. Stated another way, if we sold the maximum number of shares to Kingsbridge, and assuming Kingsbridge continued to hold those shares, then our existing shareholders would own approximately 91.6% of our company.


         Our ability to sell stock to Kingsbridge, is contingent upon a number of terms and conditions, including, for example, continued listing of our stock on NASDAQ, effectiveness of a registration statement, continued accuracy of representations and warranties made to Kingsbridge and lack of material adverse changes to our business. The quantity and timing of sales that we are able to make under the equity line agreement are also limited by the market price and trading volume of our stock. The risk to us is that because of these limitations, at the time we need cash in the future, the equity line arrangement with Kingsbridge may be unavailable or insufficient to meet our cash needs causing us to cease or significantly curtail operations.


          Issuance of shares under the equity line agreement with Kingsbridge will result in a greater number of our shares outstanding. As a result, to the extent we have net income in the future, net income will be lower due to the larger number of shares outstanding.


         The perceived risk of dilution resulting from sales we make under the equity line may cause holders of our stock to sell their shares, which could contribute to a decline in our share price. This potential decline in our share price could result from our arrangement with Kingsbridge, since it could provide an incentive for investors to engage in short sales of our stock, which might further contribute to price declines.


         If new digital formats are unsuccessful, it is unlikely that we will
         --------------------------------------------------------------------
generate sufficient revenues to recover our development cost.
------------------------------------------------------------

         Our business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW and DVD+RW. If these formats prove to be unsuccessful or are not accepted for any reason, there will be only limited demand for our products.

         We may have to incur significant product redesign costs if chip
         ---------------------------------------------------------------
manufacturers discontinue or redesign their products.
----------------------------------------------------

         Our products are based on integrated circuits or "chips" produced by other companies. For example, we use the IBM I960 chip manufactured by IBM. If this chip manufacturer or another chip manufacturer that we may be using discontinues or redesigns the chips we use for our products, then we will likely incur significant costs to redesign our products to handle these changes. We cannot estimate the amount of these costs or the likelihood that we will have to redesign our products.


         Our reliance on outsourcing and single suppliers for our manufacturing
         ----------------------------------------------------------------------
and components makes us vulnerable to supplier operational problems.
-------------------------------------------------------------------

         Our outsourcing manufacturing program commits responsibility for almost all of our manufacturing activities to a single supplier, Arrow Bell Electronics. In addition, we often use components that are only available from a single source. Those components include, for example, Phillips Video Scales and various Xilinx devices. Reliance on a single supplier for manufacturing or for certain manufacturing components makes us vulnerable to operating or financial problems encountered by those suppliers.


         If we fail to protect our products' intellectual property rights, such
         ----------------------------------------------------------------------
as trade secrets, we may not be able to market our products successfully.
------------------------------------------------------------------------

         Our products are based in large part on proprietary technology which we have sought to protect with patents, trademarks and trade-secrets. We have numerous patents and have filed applications for additional patents. We have also registered trademarks for the following: SonicStudio, DVD Creator, and DVD Fusion, among others. To the extent that we use patents to protect our proprietary rights, we may not be able to obtain needed patents or, if granted, the patents may be held invalid or otherwise indefensible. In addition, we make extensive use of trade secrets that we may not be able to protect. To the extent we are unable to protect our proprietary rights, competitors may enter the market offering products identical to ours, with a negative impact on sales of our products.

         Other companies' intellectual property rights may interfere with our
         --------------------------------------------------------------------
current or future product development and sales.

-----------------------------------------------
         We have never conducted a comprehensive patent search relating to the technology we use in our products. There may be issued or pending patents owned by third parties that relate to our products. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products.

         Other companies may succeed in obtaining valid patents covering one or more of the key techniques we utilize in our products. If so, we may be forced to obtain required licenses or implement alternative non-infringing approaches.

         Our products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video. A number of companies and organizations hold various patents that claim to cover various aspects of DVD and MPEG technology. We have entered into license agreements with certain companies relative to some of these technologies. For instance, we have entered into license agreements with Dolby Licensing Corporation covering Dolby Digital Audio and with Meridian Audio Limited covering Meridian Lossless Packing. Such license agreements may not be sufficient to grant all of the intellectual property rights to us necessary to market our products.

         We may become involved in costly and time-consuming patent
         ----------------------------------------------------------
litigation.

-----------

         As we have discussed above, third parties may raise patent claims regarding the technologies which we use in our business. Some of the purchase and license agreements we have with our customers allocate responsibility to our customers for satisfying any such claims, while some of our customer purchase and license agreements allocate such responsibility to us. Regardless of the provisions of our customer purchase and license agreements, third parties could pursue us claiming that our products infringe various patents. Patent infringement litigation could be time consuming and costly. If the litigation resulted in an unfavorable outcome for us, we could be subject to substantial damage claims and a requirement that we obtain a royalty or license agreement to continue using the technology in issue. Such royalty or license agreements might not be available to us on acceptable terms, or at all, resulting in serious harm to our business. In this regard a group of companies have formed an organization called MPEG-LA to enforce the rights of holders of patents covering aspects of MPEG-2 video technology. We have been asked by MPEG-LA to enter into a license agreement with them. We have not entered into such an agreement with MPEG-LA, though we are continuing to evaluate the situation. The cost to us of such a license cannot be estimated at this time.


         Because a majority of our products operate only on Macintosh computers,
         ----------------------------------------------------------------------
the potential success of our products is tied to the success of this platform.
-----------------------------------------------------------------------------

         Many of our current products, including DVD Creator and DVD Fusion, operate on Macintosh computers manufactured by Apple Computer. If Macintosh computers become in short supply, sales of our products will likely decline. If there is a decrease in the use of the Macintosh as a computing platform in the professional and corporate audio and video markets, there will likely be a decrease in demand for our products. If there are changes in the operating system or architecture of the Macintosh, it is likely that we will incur significant costs to adapt our products to the changes.

         Some of our competitors possess greater technological and financial
         -------------------------------------------------------------------
resources than we do, may produce better or more cost-effective products than
-----------------------------------------------------------------------------
ours and may be more effective than we are in marketing and promoting their
---------------------------------------------------------------------------
products.

---------

         There is a substantial risk that competing companies will produce better or more cost-effective products, or will be better equipped than we are to promote them in the marketplace. A number of companies have announced or are delivering products which compete with our products. These include MedioStream, MGI, Pinnacle, Roxio, and Ulead. Most of these companies have greater financial and technological resources than ours.


         In April 2000, Apple Computer announced the acquisition of the DVD authoring business of Astarte Gmbh. Prior to the acquisition, Astarte sold a DVD authoring system that competed primarily with our DVD Fusion product. In January 2001, Apple announced two new DVD authoring products, which we presume are based on Astarte's technology. The first product, iDVD, is intended for consumer users and we believe will compete with MyDVD and DVDit!. The second product, DVD Studio Pro, is intended for professional users, and we believe will compete with DVDit!-PE, DVD Fusion and ReelDVD. Apple also announced the availability of aggressively priced DVD recorders with certain models of the Macintosh personal computer. More recently, Apple has announced the upcoming availability of iDVD2, which adds new, attractive functionality to the iDVD product. Also, Apple recently purchased Spruce Technologies, a long-standing competitor of ours in the professional DVD market. While it is unclear to us what Apple intends to do with the assets it acquired from Spruce, it is likely that this acquisition will bolster Apple's DVD technology base and make it more difficult for our products to compete with theirs.


         We have little ability to reduce expenses to compensate for reduced
         -------------------------------------------------------------------
sales.
-----

         We tend to close the greatest number of sales in the last month or last weeks of a quarter and we generally do not know until quite late in a quarter whether our sales expectations for the quarter will be met. For example, in recent quarters, as much as 75% of sales have been procured in the last month of a quarter. Because most of our quarterly operating expenses and our inventory purchasing is committed prior to quarter end, we have little ability to reduce expenses to compensate for reduced sales.


         For example, in the fiscal quarter ending December 31, 2000, we experienced a significant slowdown of demand for our professional DVD products in the last month of that quarter, particularly in the North American and Japanese markets. Although we attempted to control expenses in the face of this slowdown, the changes we were able to make were quite small, leading to a significantly greater operating loss for the quarter.



         Approximately 10% of our revenue derives from sales to a single company
         -----------------------------------------------------------------------
and another 12% was derived from sales to a large distributor.
-------------------------------------------------------------
         During the last three fiscal years, 1999, 2000 and 2001, between 7% and 11%, of our revenue was derived from sales of audio processing subsystems to Discreet Logic. During the fiscal years 2000 and 2001, an additional 10% and 12%, respectively, of our revenue was derived from sales to our Japanese dealer, Sanshin Electronics Company. A decrease or interruption in either Discreet Logic's or Sanshin's business or their demand for our products would cause a significant decrease in our revenue.

         A significant portion of our revenue derives from sales made to foreign
         -----------------------------------------------------------------------
customers located primarily in Europe and Japan.
-----------------------------------------------
         Revenue derived from these customers accounted for approximately 47% of our revenues in fiscal years 2000 and 2001. These foreign customers expose us to the following risks, among others:

         . currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, thereby reducing relative demand for our products outside the United States;

         .    import and export restrictions and duties;

         . foreign regulatory restrictions, for example, safety or radio emissions regulations; and

         .    liquidity problems in various foreign markets.

         The issuance of common stock to Daikin upon conversion of preferred
         -------------------------------------------------------------------
stock will dilute the relative ownership of existing common stockholders and
----------------------------------------------------------------------------
could result in lower market price for our stock.
------------------------------------------------


         Based upon the number of shares of common stock outstanding on April 30, 2001, conversion of 850,000 shares of preferred stock into common stock would dilute our shareholders by 6%. This potential dilution could reduce the market price of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Commission. You may read and copy any document we file at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Commission also maintains an internet site at http://www.sec.gov where information regarding issuers, including Sonic Solutions, may be found. Such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq Stock Market at 9513 Key West Avenue, Rockville, Maryland 20850-3389.


     This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding Sonic Solutions and its common stock, including additional exhibits and schedules. You can get a copy of the registration statement from the Commission at the address listed above or from its internet site.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can dislose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934.

     (1) our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and any amendments thereto;


     (2) our Report on Form 8-K filed March 14, 2001, relating to our acquisition of the DVD Business assets of Daikin;

     (3) our Report on Form 8-K/A filed May 14, 2001, relating to our acquisition of the DVD Business assets of Daikin, and any amendments thereto, and;


     (4) the description of our Common Stock contained in the registration statement filed under the 1934 Act registering such Common Stock under
          Section 12 of the 1934 Act.

     We will undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this prospectus incorporates. Requests for such copies should be directed to: 101 Rowland Way, Suite 110, Novato, California 94945, Attention: Investor Relations, telephone:
(415) 893-8000.

                            PROSPECTUS SUPPLEMENTS

         Daikin may acquire from us shares of common stock covered by this prospectus by way of conversion of the Series D preferred stock which Daikin acquired pursuant to the February 27, 2001 asset purchase agreement. Daikin may elect to convert these shares at different times. The amount of common shares to be issued to Daikin upon conversion of Series D preferred stock will be determined by the conversion rate applicable at the time of each conversion. The current conversion rate for conversion of shares of Series D preferred stock is one share of common stock for each share of Series D preferred stock converted. We may, from time to time, supplement this prospectus to reflect the amount of shares of common stock to be resold by Daikin and Digitek.

                          FORWARD LOOKING STATEMENTS

         Forward looking statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

         A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common and preferred shares by Daikin or Digitek.


                                DIVIDEND POLICY

         We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future other than those we may be required to pay pursuant to our Articles of Incorporation.

                             SELLING STOCKHOLDERS

         The following table sets forth information regarding beneficial ownership of our common stock by Daikin and Digitek as of April 30, 2001 and information regarding common stock to be sold by Daikin and Digitek. Because Daikin and Digitek may sell some or all of the shares of common stock offered in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock offered by this prospectus, we cannot provide an estimate of the actual amount of shares of common stock that Daikin and Digitek will hold after completion of a distribution. See "Plan of Distribution".

                                                 Common Stock                                   Common Stock
                                              Beneficially Owned           Common            Beneficially Owned
                                              Prior To Offering            Stock               After Offering
                                          --------------------------                     -------------------------
                                            Number          Percent      To Be Sold        Number         Percent
                                          ----------      ----------     ----------      ----------      ---------
Daikin Industries, Ltd.                   1,245,000         9%            1,245,000          0               0%
Tokyo Opera City Building
20-2, 3-chome, Nishi-Shinjuku
Shinjuki-ku, Tokyo 163-14
Japan

Digitek Consulting Inc.                     100,000         1%             100,000           0               0%
206 - 5343 Yew Street
Vancouver, BC, V6M 3X7

TOTALS                                    1,345,000        10%            1,345,000           0              0%

_________________________________

         Percentage of ownership in the above table is based on 13,762,111 shares of common stock outstanding as of August 30, 2001. Daikin currently is deemed to beneficially own 395,000 shares of common stock acquired pursuant to the February 27, 2001 asset purchase agreement and 700,000 shares of common stock, and any additional shares which may be issued pursuant to our certificate of determination, issuable upon conversion of the Series D preferred stock acquired by Daikin under that agreement at the current conversion rate of 1-to-
1. These amounts do not include any stock dividends paid or payable to Daikin which are estimated to be less than 10,000 shares as of the date of this prospectus. Digitek is currently deemed to beneficially own 100,000 shares of common stock acquired pursuant to the February 27, 2001 finders fee agreement.


         Mr. Noriyuki Inoue, President of Daikin Industries Ltd. maintains investment control over the shares listed above held by Daikin Industries, Ltd.


         Mr. Panos Nasiopoulous maintains investment control over the shares listed above held by Digitek Consulting Inc.


         Other than its ownership of our securities pursuant to the following agreements, neither Daikin nor Digitek has had any material relationship with us within the past three years:

         . On February 27, 2001, we entered into an asset purchase agreement with Daikin in which we purchased certain of Daikin's assets owned or used in connection with the DVD business. Pursuant to this agreement, in consideration for the assets we acquired, we issued 395,000 shares of common stock and 700,000 shares of newly created series D preferred stock. We also granted registration rights to Daikin as described below. The parties provided customary representations and warranties. For example, Daikin made certain representations as to the ownership of the assets and intellectual property rights, Sonic made certain representations as to the validity of the shares issued to Daikin;


         . On February 27, 2001, we entered into a registration rights agreement with Daikin pursuant to which we provided registration rights for those securities issued in connection with the purchase of Daikin's assets;

         . On February 27, 2001, we entered into a distribution agreement with Daikin pursuant to which we granted Daikin certain rights to distribute software and integrated products;

         . On February 27, 2001, we entered into a consulting agreement with Daikin pursuant to which Daikin will provide consulting services in connection with our DVD business; and

         . On February 27, 2001, we entered into a shareholder agreement with Daikin pursuant to which certain restrictions were imposed on the transfer of stock to be issued and pursuant to which Daikin agreed to vote its shares in connection with certain proposals.

         . On February 27, 2001, we entered into a finders fee agreement with Digitek pursuant to which we agreed to issue securities to Digitek in connection with its effort and work in introducing us to Daikin which resulted in our purchase of certain of Daikin's assets; and

         . On February 27, 2001, we entered into a registration rights agreement with Digitek pursuant to which we provided registration rights for those securities issued in connection with the finders fee paid to Digitek.

         This prospectus covers shares of common stock issuable upon conversion of the Series D preferred stock that Daikin acquired pursuant to the February 27, 2001 asset purchase agreement and that Daikin may acquire pursuant to preferred stock splits, dividends and the like.

         The shares of common stock offered in this prospectus by Digitek were acquired pursuant to the February 27, 2001 finders fee agreement between us, Digitek and Dr. Panos Nasiopoulos, an individual and sole shareholder of Digitek. We have agreed to register the shares held by Digitek and Daikin for resale by them to permit such resales from time to time in the market or in privately-negotiated transactions.

         We will prepare and file such amendments and supplements to the registration statement as may be necessary from time to time in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

                             PLAN OF DISTRIBUTION

         All or a portion of the shares of common stock offered by this prospectus by Daikin and Digitek may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale. These sales shall be made at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Daikin and Digitek may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Daikin or Digitek. Daikin or Digitek and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares of common stock offered by this prospectus by them may be deemed to be underwriting discounts and commissions under the Securities Act. Daikin or Digitek may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, Sonic Solutions has agreed to indemnify Daikin and Digitek with respect to the shares of common stock offered by this prospectus against certain liabilities, including liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

         Any broker-dealer participating in such transactions as agent may receive commissions from Daikin or Digitek (and, if they act as agent for the purchaser of shares, from such purchaser). Broker-dealers may agree with Daikin or Digitek to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Daikin or Digitek, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Daikin or Digitek. Broker-dealers who acquire shares as principal may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers;
(b) the number of shares of common stock involved; (c) the price at which such shares of common stock are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

         Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the common stock of Sonic Solutions for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, Daikin and Digitek will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by Daikin and Digitek.

         Daikin and Digitek will pay all commissions and transfer taxes associated with the sale of securities by them. The shares of common stock offered by this prospectus are being registered pursuant to our contractual obligations, and we have paid the expenses of the preparation of this prospectus.

                         DESCRIPTION OF CAPITAL STOCK

         As of the date of this prospectus, our authorized capital stock consists of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

         As of April 30, 2001, there were 13,278,223 shares of common stock outstanding held of record by approximately 175 registered stockholders. We believe however, that many beneficial holders of its common stock have registered their shares in nominee or street name, and that there are substantially more than 175 beneficial owners. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

         The board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Sonic Solutions or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. These provisions could also affect the market price of our common stock.

         As of the date of this prospectus, 850,000 shares of preferred stock have been designated as Series D preferred stock, 700,000 of which are outstanding on the date of this prospectus. The terms of the Series D preferred stock are summarized below.

         CONVERSION:

         Each share of Series D preferred stock is convertible, at the election of the holder, into that number of shares of our common stock equal to the liquidation preference, as adjusted for stock splits, reorganizations and the like, which is currently $5.00 per share, divided by the conversion price. The conversion price is initially $5.00 per share but is subject to modification and adjustment. For example, the conversion price will be adjusted in connection with stock splits, distributions and reclassifications.

         The Series D preferred stock has a liquidation preference equal to $5.00 per share, as adjusted for stock splits, reorganizations and the like, plus accrued and unpaid dividends, and are senior to any other preferred stock in respect of the right to receive dividend payments and liquidation preferences.

         REDEMPTION: The Series D preferred stock is subject to redemption, under certain circumstances, at any time after the issuance of the Series D preferred stock.

         DIVIDEND RIGHTS: Holders of Series D preferred stock are entitled to cumulative dividends, when and as declared by the Board, at the annual rate of $0.20 per share, until such time as the Series D preferred stock have been converted into common stock or redeemed. Dividends on Series D preferred stock may be paid in cash or in shares of Series D preferred at a price equal to the then applicable conversion price, at the election of the Company. The dividends are cumulative and payable quarterly in arrears for each quarter of each fiscal year.


         VOTING RIGHTS: Each holder of Series D preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series D preferred stock could be converted. The holders of Series D Preferred Stock have the same voting rights and powers as the holders of common stock. In addition, an affirmative vote of a majority of the outstanding Series D preferred stock is required to :

         . alter or amend the rights, preferences and privileges of the Series D Preferred Stock;

         .    authorize the issuance of additional Series D preferred stock; and

         . for us to authorize or issue additional or other capital stock that is senior or equal to the Series D preferred stock in respect of the preferences in connection with the distributions and payments upon the liquidation and winding up of Sonic
              Solutions.
Warrants

         In connection with our receipt of a financing facility with Hambrecht & Quist Guaranty Finance in December 1996, we issued warrants to purchase 130,100 shares of common stock at an exercise price of $7.00 per share and warrants to purchase 130,100 shares of common stock at an exercise price of $10.00 per share. The warrants may be exercised at any time on or before December 24, 2003. In December 1997, all of the $7 warrants were exercised. In March 1998, in connection with renegotiation of the terms of the financing facility, the exercise price of 90,000 of the $10 warrants was reduced to $3.25. On October 15, 1999, in connection with a renegotiation of financing terms with Hambrecht & Quist, we issued warrants to purchase 120,000 shares of common stock at an exercise price of $2.50. As of the date of this prospectus, there remain outstanding warrants to purchase a total of 96,283 shares of our common stock.


Transfer Agent and Registrar

         The transfer agent and registrar of our common stock is Mellon Investor Services.

                                 LEGAL MATTERS

         The legality of the issuance of the securities being offered hereby is being passed upon for Sonic Solutions by Heller Ehrman White & McAuliffe LLP, Menlo Park, California.

                                    EXPERTS

         The financial statements and schedules of Sonic Solutions as of March 31, 2001 and March 31, 2000 and for each of the years in the three-year period ended March 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts.

         The March 31, 1999 and 2000 financial statements of the DVD Software Development Business of Daikin Industries, Ltd. incorporated in this prospectus by reference from the Form 8-K/A of Sonic

Solutions dated May 14, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       Other Expenses Of Issuance And Distribution.
               -------------------------------------------

               The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.


          Securities and Exchange Commission Registration Fee       $    433.00
          Accounting Fees                                           $ 30,000.00
          Legal Fees and Disbursements                              $ 10,000.00
          Miscellaneous                                             $  2,500.00

          TOTAL                                                     $ 42,933.00


ITEM 15.       Indemnification Of Officers And Directors.
               -----------------------------------------

               Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article III of the Registrant's Amended and Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under California law. The Registrant has entered into indemnification agreements with its directors and executive officers to the maximum extent permitted under California law.

ITEM 16.       Exhibits.
               --------

          EXHIBIT                          DESCRIPTION
          -------    ----------------------------------------------------------

           2.1*      Asset Purchase Agreement between Registrant and Daikin
                          Industries, Ltd., dated as of February 27, 2001

           3.1*      Certificate of Determination of Series D Preferred Stock
                          of Sonic Solutions

           5         Opinion of Heller Ehrman White & McAuliffe

          10.1*      Registration Rights Agreement between Registrant and Daikin
                          Industries, Ltd., dated as of February 27, 2001

          10.2*      Shareholder Agreement between Registrant and Daikin
                          Industries, Ltd., dated as of February 27, 2001

          10.3*      Consulting Agreement between Registrant and Daikin
                          Industries, Ltd., dated as of February 27, 2001

          10.4* Distribution Agreement between Registrant and Daikin Industries, Ltd., dated as of February 27, 2001.


          23.1      Consent of Heller Ehrman White & McAuliffe (included in
                    Exhibit 5)

          23.2      Consent of KPMG LLP

          23.3      Consent of Deloitte & Touche LLP

          24 Power of Attorney (previously filed as an exhibit to this registration statement)



*Incorporated by reference to Exhibits of Form 8-K filed with the Commission on March 14, 2001.

ITEM 17.       Undertakings.
               ------------

      A.       The undersigned Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to
                            the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on the 8/th/ day of August, 2001.

                                        Sonic Solutions

                                        By  /s/ Robert J.  Doris
                                            -----------------------------------
                                            ROBERT J.  DORIS,
                                            PRESIDENT




         Pursuant to the requirements of the Securities Act of 1933, this Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



              Signature                                Capacity                                  Date
              ---------                                --------                                  ----
/s/ Robert J. Doris                              President and Director                       August 8, 2001
-----------------------------------
ROBERT J. DORIS

/s/ Mary C. Sauer *                              Senior Vice President of                     August 8, 2001
-----------------------------------              Business Development and Director
MARY C. SAUER

/s/ Robert M. Greber *                           Director                                     August 8, 2001
-----------------------------------
ROBERT M. GREBER

/s/ Peter J. Marguglio *                         Director                                     August 8, 2001
-----------------------------------
PETER J. MARGUGLIO

/s/ R. Warren Langley                            Director                                     August 8, 2001
-----------------------------------
R. WARREN LANGLEY

/s/ A. Clay Leighton                            Senior Vice President of Worldwide           August 8, 2001
-----------------------------------              Operations and Finance and Chief
A. CLAY LEIGHTON                                 Financial Officer (Principal Financial
                                                 Accounting Officer)
* By:  /s/ Robert J. Doris
       ----------------------------
       Attorney-in-fact


                                SONIC SOLUTIONS

                                 EXHIBIT INDEX

                                                                                             SEQUENTIALLY
                                                                                               NUMBERED
      EXHIBIT                                      DESCRIPTION                                   PAGE
      -------       ------------------------------------------------------------           ---------------
       2.1*         Asset Purchase Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001

       3.1*         Certificate of Determination of Series D Preferred Stock of
                         Sonic Solutions

       5            Opinion of Heller Ehrman White & McAuliffe

      10.1*         Registration Rights Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001


      10.2*         Shareholder Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001

      10.3*         Consulting Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001

      10.4*         Distribution Agreement between Registrant and Daikin
                         Industries, Ltd., dated as of February 27, 2001.


      23.1          Consent of Heller Ehrman White & McAuliffe (included in
                         Exhibit 5)

      23.2          Consent of KPMG LLP

      23.3          Consent of Deloitte & Touche LLP

      24. Power of Attorney (previously filed as an exhibit to this registration statement)


*Incorporated by reference to Exhibits of Form 8-K filed with the Commission on March 14, 2001.